Exhibit 10.1

Summary of Compensation Arrangements with Executive Officers and Directors as of March 25, 2011

On March 25, 2011, the Special Committee of the Board of Directors of Generex Biotechnology Corporation (the “Company”) consisting of John P. Barratt, Nola E. Masterson and Brian T. McGee unanimously approved the recommendations of the Compensation Committee as to the following compensatory arrangements with respect to the Company’s named executive officers and directors.

As compensation for his services as the Company’s Chief Operating Officer, Dr. David Brusegard will be paid an annual base compensation of $225,000 with benefits and vacation, effective as of March 25, 2011.

In consideration of his services as Acting Chief Financial Officers, Stephen Fellows received an increase of $25,000 in his annual base salary for a total of $225,000, effective as of January 1, 2011.

In consideration of his services as Chairman of the Board, John P. Barratt received a fee increase in an amount equal to $38,000 per annum, retroactive to October 1, 2010.

Grants of options to purchase shares of the Company’s common stock were awarded to executive officers and non-employee directors as follows:

Employee or Non-Employee Director	Options to Purchase Shares of Common Stock
John P. Barratt	500,000
Brian T. McGee	200,000
Nola E. Masterson	200,000
Mark A. Fletcher	1,500,000
Dr. David Brusegard	200,000
Stephen Fellows	200,000

The stock options have an exercise price equal to $0.282 per share, the closing price of the Company’s common stock on the OTC Bulletin Board on March 25, 2011. The grants were made pursuant to the terms of the Company’s 2001 and 2006 Stock Plans. The options awarded are all fully vested and shall expire on the fifth anniversary of the date of grant, subject to earlier termination under the terms set forth in the 2001 and 2006 Stock Plans.